Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” in the Post-Effective Amendment No.1 to Form S-4 Registration Statement on Form S-8 of Verizon Communications Inc. (Verizon) in connection with 215,000 shares of its Common Stock previously registered on Form S-4, and to the incorporation by reference therein of our reports dated February 22, 2005, with respect to the consolidated financial statements of Verizon, Verizon management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Verizon, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedule of Verizon included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

New York, New York

January 19, 2006